EXHBIT 10.1

AMENDMENT NO. 2 TO SECURITIES PURCHASE AGREEMENT

This Amendment No. 2 (this "Amendment") to the Securities Purchase Agreement dated June 8, 2009 (individually the SPA, and with this Amendment and one previous Amendment the "Agreement") is dated as of April 23, 2010, by and between Oxygen Biotherapeutics, Inc., a Delaware corporation (the "Company"), and JP SPC 1 Vatea, Segregated Portfolio (formerly Vatea Fund, Segregated Portfolio), a Cayman Islands company (the "Investor"). All capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such terms in the SPA.

WHEREAS, the SPA provides that the Investor will make additional investments in the Company through the purchase of Common Stock, subject to the Company achieving Milestones listed in Appendix A to the SPA.

WHEREAS, the parties have agreed on certain modifications to the Milestones and other terms of the SPA in an Amendment dated September 1, 2009.

WHEREAS the parties wish to further amend the SPA and enter into this Amendment to memorialize the changes and the Agreement between the parties.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Company and the Investor agree as follows:

1. Appendix A to the SPA shall be deleted and the new Appendix A attached to this Amendment inserted in lieu thereof.

2. Schedule 3.1(r) to the SPA is amended as follows:

a) Section 1(a) shall be deleted and replaced with the following:

"(a) Cash in amount equal to 10% of the payments paid at each closing where the sum of the payment paid for Shares at that closing and the payments for all Shares sold in closings prior to that closing, but prior to April 23, 2010 with respect to which a cash fee was paid to Melixia, equals or exceeds US$5,000,000. For Subsequent Closing occurring on, or after April 23, 2010 no cash fee shall be due."

b) Section 1(b) shall be deleted and replaced with the following:

(b) Shares of the Company's restricted Common Stock in an amount equal to 5% of the Shares issued at each closing prior to April 23, 2010, and 20% for closings occurring on, or after April 23, 2010, rounded to the nearest whole share."

3. Except as otherwise specifically provided for in this Amendment, all of the terms and provisions of the SPA remain in full force and effect. This Amendment is one of the Transaction Documents and the Transaction Documents, together with the appendices and schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements, understandings, discussions and representations, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, appendices, and schedules.

5. This Amendment may be executed in two or more counterparts, all of which when taken together with the Transaction Documents shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by image file attached to an email, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature page or image file of the signature page were an original thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to the SPA to be duly executed by their respective authorized signatories as of the date first indicated above.

OXYGEN BIOTHERAPEUTICS, INC.

By:

Name: Chris J. Stern

Title: Chief Executive Officer

JP SPC 1 VATEA, SEGREGATED PORTFOLIO

By:

Name: Gregory Pepin

Title: Managing Director

AMENDED APPENDIX A

MILESTONES

The obligation of the Investors to purchase any of the Additional Commitment Shares not previously purchased under Section 2.2 shall terminate on December 31, 2011; provided, however, the Investors are obligated to purchase any such shares that are the subject of an Installment Notice given on or before that date, even though the Subsequent Closing Date is after. Subsequent Closings shall take place as follows:

  A first tranche of Additional Commitment Shares in the amount of US$ 500,000 shall be purchased and the Subsequent Closing Date will occur on or before April 30, 2010.

  A second tranche of Additional Commitment Shares in the amount of US$ 500,000 shall be purchased and the Subsequent Closing Date will occur on or before May 30, 2010.

  The remaining additional Commitment Shares shall be purchased based on the following event-based, or time-based milestones:

  3a) Commitment Shares in the amount of US$3,500,000 shall be purchased on the earlier of (1) closing of a license or sales agreement with an aggregate value in excess of US$ 500,000 or (2) December 31, 2011. Multiple tranches and multiple earlier closings are possible. The Subsequent Closing Dates shall occur within sixty (60) days of the notice or the triggering event.

  3b) Commitment Shares in the amount of up to US$4,500,000 shall be purchased based on achievement of the following amended milestones:
Milestone	Weight
A. Commitment letter to the Company for direct research funding from the U.S. Army in the amount of $2,000,000, or higher	0.33
B. Written license with unaffiliated party for distribution of a product (Wundecyte, Wundecyte Bandage, Acnecyte, Rosacyte, etc) that provides for license fee payments totaling US$1,000,000 within three months of contract date, exclusive of royalties	0.33
C. Clinical Hold lifted for TBI trial by the FDA	0.33
  At its own election, the Investor can choose to buy Commitment Shares for a milestones, even when the milestone is not achieved. In that case, multiple tranches and multiple earlier closings are possible.
  The Subsequent Closing Dates shall occur within sixty (60) days of the notice or the triggering event.